EXHIBIT 99.1
HARTVILLE GROUP OBTAINS COMMITMENT FOR $4 MILLION OF FUNDING
FOR IMMEDIATE RELEASE
Contact:	Investor Relations

Vicki Pratt 866-820-7764 ext. 104 330-484-8143 (direct)

General Inquiries

866-820-7764 (toll-free) 330-484-8166 (direct) 330-484-8081 (fax)
Canton, Ohio (Business Wire) — February 20, 2007 — Hartville, Group, Inc. (OTC BB: HTVL) announced that it successfully obtained a commitment for $4.0 million to fund future operations.
Effective February 14, 2007, the Company received $2.0 million of the $4.0 million in funding through the issuance of $2,531,645 of Original Issue Discount Secured Convertible Debentures due February 2010 in order to provide additional working capital. These Debentures can be converted into the Company’s common stock at a conversion price of $0.15 per share and bear prepaid interest at an annualized rate of 7% ($531,646). Also issued were four year warrants to purchase 16,877,638 shares of common stock with an exercise price of $0.15 per share. The Convertible Debentures and warrants include demand registration rights which require the Company to file a registration statement with respect to the resale of the shares which may be issued upon conversion of the Debentures or the exercise of the warrants upon demand by the investors.
In addition to the $2,000,000 of immediate working capital provided by the issuance of the Debentures, Hartville has the opportunity to draw down an additional $2,000,000 (plus accrued interest) on or before December 31, 2007, with the same terms and conditions as the Debenture.
”We are pleased to have the solid commitment of our largest shareholders, who have provided us with significant working capital for our next stage of development.” commented Dennis C. Rushovich, Hartville’s chief executive officer. “This new funding is a vote of confidence that we are on the right track, both with the wide-ranging operational improvements we have attained over the past two years, and with the launch of marketing initiatives aimed at achieving continued growth and profitability.
Our 4th quarter achievements include record quarterly sales and a record total of pets insured at the end of 2006. We sold 8,809 pet insurance plans in the 4th quarter of 2006, versus 4,181 plans in the 3rd quarter of 2006, an increase of 111%. Compared to the prior year’s 4th quarter total of 2,178 policy sales, the 4th quarter increase was 304%. Total pets insured jumped from 24,356 at the end of 2005 to 32,352 at the end of 2006, an increase of 32.8%.”
About Hartville Group, Inc.
Hartville Group, Inc. (Hartville Group) is a holding company who’s wholly owned subsidiaries include Hartville Re Ltd. (Hartville), Petsmarketing Insurance.com Agency, Inc. (the Agency) and Wag N’ Pet Club, Inc. Hartville is a reinsurance company that is registered in the Cayman Islands, British West Indies. Hartville was formed to reinsure pet health insurance that is being marketed by the Agency. The Agency is primarily a marketing/administration company concentrating on the sale of its proprietary health insurance plans for domestic pets.
Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in the Company’s Form 10-KSB, Form 8-K and Form 10-QSB reports. The Company undertakes no obligation to update or revise any forward-looking statement.